Exhibit 99.4

LI-CYCLE HOLDINGS CORP.

2021 INCENTIVE AWARD PLAN

SUB-PLAN FOR CANADIAN PARTICIPANTS

ARTICLE 1

PURPOSE

This Sub-Plan for Canadian Participants (as it may be amended or restated from time to time, the “Sub-Plan”) to the Li-Cycle Holdings Corp. 2021 Incentive Award Plan (the “Plan”) is established pursuant to Section 4.5(d) of the Plan to modify the terms and procedures applicable to Awards (as defined below) granted to Canadian Participants (as defined below).

The purpose of this Sub-Plan is to promote the success and enhance the value of Li-Cycle Holdings Corp. (the “Company”) and its Subsidiaries and affiliates by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company shareholders and other stakeholders by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Sub-Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Sub-Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Sub-Plan as provided in Article 11. With reference to the duties of the Committee under the Sub-Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws or Canadian Securities Laws from time to time.

2.3 “Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the ITA, the Securities Act, the Exchange Act, Canadian Securities Laws and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, provincial, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.4 “Award” shall mean an Option, a Share Appreciation Right, a Restricted Share award, a Restricted Share Unit award, an Other Share or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Sub-Plan.

2.5 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Sub-Plan.

2.6 “Board” shall mean the Board of Directors of the Company.

2.7 “Business Combination Agreement” shall mean that certain Business Combination Agreement by and among Peridot Acquisition Corp., Li-Cycle Corp. and Li-Cycle Holdings Corp. dated as of February 15, 2021.

2.8 “Canadian Employee” shall mean a Canadian Participant who is an Employee of the Company or of any Subsidiary.

2.9 “Canadian Participant” shall mean an Eligible Individual who is resident in Canada for the purposes of the ITA or who exercises his or her employment duties in Canada.

2.10 “Canadian Securities Laws” means the Securities Act (Ontario) and the rules and regulations made thereunder and the applicable securities laws in any other province of Canada and the respective rules and regulations made thereunder.

2.11 “Change in Control” shall mean and includes each of the following:

(a)

A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries; (iii) any acquisition which complies with Sections 2.9(c)(i), 2.8(c)(ii) and 2.8(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or

(b)	The Incumbent Directors cease for any reason to constitute a majority of the Board; or

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(c)

The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, amalgamation, arrangement, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

(i)

which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)

after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii)

after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d)	The date specified by the Board following approval by the Company’s shareholders of a plan of complete liquidation or dissolution of the Company.

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.12 “Closing” has the meaning ascribed thereto in the Business Combination Agreement.

2.13 “Closing Date” has the meaning ascribed thereto in the Business Combination Agreement.

2.14 “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.15 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 11 hereof.

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2.16 “Company” shall have the meaning set forth in Article 1.

2.17 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.18 “Director” shall mean a member of the Board, as constituted from time to time.

2.19 “Director Limit” shall have the meaning set forth in Section 4.6.

2.20 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.21 “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval by the Company’s shareholders.

2.22 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.23 “Employee” shall mean any officer or other employee of the Company or of any Subsidiary.

2.24 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Shares (or other securities) and causes a change in the per-share value of the Shares underlying outstanding Awards.

2.25 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.26 “Expiration Date” shall have the meaning given to such term in Section 12.1(c).

2.27 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)

If the Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)

If the Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Shares are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

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(c)

If the Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in its discretion.

Notwithstanding the foregoing, with respect to any Award granted on the Closing Date and that are outstanding after the Closing of the transactions contemplated in the Plan of Arrangement, the Fair Market Value shall mean the closing sales price for a Share as quoted on the New York Stock Exchange on the day immediately prior to the Closing Date.

2.28 “Holder” shall mean a person who has been granted an Award.

2.29 “Incumbent Directors’ shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or 2.8(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.30 “ITA” shall mean the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended.

2.31 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.32 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5.

2.33 “Option Term” shall have the meaning set forth in Section 5.4.

2.34 “Organizational Documents” shall mean, collectively, (a) the Company’s certificate of incorporation, notice of articles and articles or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.35 “Other Share or Cash Based Award” shall mean a cash payment, cash bonus award, share payment, share bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred shares, deferred share units, performance awards, retainers, committee fees, and meeting-based fees.

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2.36 “Plan” shall have the meaning set forth in Article 1.

2.37 “Plan of Arrangement” shall have the meaning ascribed thereto in the Business Combination Agreement.

2.38 “Program” shall mean any program adopted by the Administrator pursuant to the Sub-Plan containing the terms and conditions intended to govern a specified type of Award granted under the Sub-Plan and pursuant to which such type of Award may be granted under the Sub-Plan.

2.39 “Restricted Shares” shall mean Shares awarded under Article 7 that are subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.40 “Restricted Share Units” shall mean the right to receive Shares awarded under Article 8.

2.41 “SAR Term” shall have the meaning set forth in Section 5.4.

2.42 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.43 “Share Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Sub-Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (a) the difference obtained by subtracting (i) the exercise price per share of such Award from (ii) the Fair Market Value on the date of exercise of such Award by (b) the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.44 “Shares” shall mean the common shares of the Company without par value.

2.45 “Sub-Plan” shall have the meaning set forth in Article 1.

2.46 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.47 “Substitute Award” shall mean an Award granted under the Sub-Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an Award made in connection with the cancellation and repricing of an Option or Share Appreciation Right.

2.48 “Termination of Service” shall mean the date the Holder ceases to be an Eligible Individual and shall include any minimum statutory period of notice of termination, if any, required by applicable employment standards legislation but shall not be extended by and shall not include any period during which the Eligible Individual is in receipt of, or is eligible to receive, any non-working contractual or common law notice or compensation in lieu thereof or severance payments following the actual date of termination of employment for any reason unless expressly (and only to the extent) required by applicable employment standards legislation.

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The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service;. For purposes of the Sub-Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of shares or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a)

Subject to Sections 3.1(b) and 12.2 the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan and the Sub-Plan is 14,799,514, being 19,042,226 (being the number which is 10% of the Company’s issued and outstanding Shares immediately following the Closing on a fully-diluted basis) less the 4,242,712 Shares subject to Rollover Equity Awards (as defined in the Business Combination Agreement). The aggregate number of Shares available for issuance under the Plan and the Sub-Plan will be automatically increased on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) five percent (5)% of the outstanding Shares on the last day of the immediately preceding fiscal year and (ii) such number of Shares determined by the Board. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

(b)

If any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, amalgamation, arrangement, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of Awards under the Plan and the Sub-Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Share Appreciation Right or other share-settled Award (including Awards that may be settled in cash or shares) that are not issued in connection with the settlement or exercise, as

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applicable, of the Share Appreciation Right or other share-settled Award; and (iv) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. As of the Effective Date, no further awards will be made under (i) the Li-Cycle Corp. Long-Term Incentive Plan or (ii) the Stock Option Plan of Li-Cycle Corp.

(c)

Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan . Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the Sub-Plan, except as may be required by reason of Section 422 of the Code, and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under the Plan or the Sub-Plan as provided in Section 3.1(b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common shares of the entities party to such acquisition or combination) may subject to Applicable Law, be used for Awards under the Plan or the Sub-Plan and shall not reduce the Shares authorized for grant under the Plan or the Sub-Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan or the Sub-Plan as provided in Section 3.1(b) above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

ARTICLE 4

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Sub-Plan. No Eligible Individual or other person shall have any right to be granted an Award pursuant to the Sub-Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Sub-Plan shall be voluntary and nothing in the Sub-Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Sub-Plan.

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4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Sub-Plan and any applicable Program).

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Sub-Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act or National Instrument 55-104 or similar Canadian securities laws (collectively, “Canadian Insider Reporting Rules”), shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) or Canadian Insider Reporting Rules that are requirements for the application of such exemptive rule or Canadian Insider Reporting Rules. To the extent permitted by Applicable Law, the Plan, the Sub-Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule or Canadian Insider Reporting Rules.

4.4 Employment Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary or required by applicable employment standards legislation.

4.5 Non-Employee Director Limit. Notwithstanding any provision to the contrary in the Sub-Plan, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based Awards and the amount of any cash-based Awards granted to a Non-Employee Director during any calendar year shall not exceed $750,000 in respect of such Non-Employee Director’s service as a member of the Board during such year (the “Director Limit”).

ARTICLE 5

GRANTING OF OPTIONS AND SHARE APPRECIATION RIGHTS

5.1 Granting of Options and Share Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Share Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Sub-Plan.

5.2 Option and Share Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Share Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Share Appreciation Right, as applicable, is granted. Notwithstanding the foregoing, in the case of an Option or a Share Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Share Appreciation Right may be less than the Fair Market Value per share on the date of grant for the applicable Holder that is a Canadian Employee; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements in subsection 7(1.4) of the ITA.

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5.3 Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Share Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than ten (10) years from the date the Option or Share Appreciation Right, as applicable, if granted to an Eligible Individual.

5.4 Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Share Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Notwithstanding the foregoing and unless determined otherwise by the Administrator, in the event that on the last business day of the term of an Option or Share Appreciation Right (other than an Incentive Stock Option) (a) the exercise of the Option or Share Appreciation Right is prohibited by Applicable Law, as determined by the Administrator, or (b) Shares may not be purchased or sold by the applicable Holder due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, then in either case the term of the Option or Share Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Administrator; provided, however, in no event shall the extension last beyond the term of the applicable Option or Share Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Share Appreciation Right, (a) no portion of an Option or Share Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Share Appreciation Right that is exercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

5.5 Early Exercise of Options. The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested Restricted Shares with respect to any unvested portion of the Option so exercised. Restricted Shares acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.

ARTICLE 6

EXERCISE OF OPTIONS AND SHARE APPRECIATION RIGHTS

6.1 Exercise and Payment. An exercisable Option or Share Appreciation Right may be exercised in whole or in part. However, unless the Administrator otherwise determines, an Option or Share Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Share Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable by the Company with respect to Options pursuant to this Article 6 shall be in Shares. Payment of the amounts payable by the Company with respect to Share Appreciation Rights pursuant to this Article 6 shall be in cash, Shares or a combination of both, as determined pursuant to the terms of the applicable Award Agreement.

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6.2 Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Share Appreciation Right shall be exercised upon delivery of all of the following to the Secretary of the Company, the share plan administrator of the Company or such other person designated by the Administrator, or his, her or its office, as applicable:

(a)

A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Share Appreciation Right, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledged electronically by the Holder or other person then entitled to exercise the Option or Share Appreciation Right or such portion thereof;

(b)	Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c)

In the event that the Option shall be exercised pursuant to Section 10.4 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Share Appreciation Right, as determined in the sole discretion of the Administrator; and

(d)

Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Share Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

ARTICLE 7

AWARD OF RESTRICTED SHARES

7.1 Award of Restricted Shares. The Administrator is authorized to grant Restricted Shares, or the right to purchase Restricted Shares to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Shares, which terms and conditions shall not be inconsistent with the Sub-Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Shares as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Shares; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Shares to the extent required by Applicable Law.

7.2 Rights as Shareholders. Subject to Section 7.4, upon issuance of Restricted Shares, the Holder shall have, unless otherwise provided by the Administrator, all of the rights of a shareholder with respect to said Shares, subject to the restrictions in the Sub-Plan, any applicable Program and/or the applicable Award Agreement, including the right to vote and the right to receive all dividends and other distributions paid or made with respect to

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the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Shares are granted becomes the holder of record of such Restricted Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, notwithstanding anything to the contrary herein, with respect to a Restricted Share, dividends which are paid prior to vesting shall accrue or be reinvested, at the Administrator’s sole discretion, and shall only be paid out to the Holder to the extent and at such time that the Restricted Share vests.

7.3 Restrictions. All Restricted Shares (including any shares received by Holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Shares are issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Shares by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

7.4 Repurchase or Forfeiture of Restricted Shares. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Shares, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Shares then subject to restrictions shall lapse, and such Restricted Shares shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Shares, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Shares then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Shares or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Shares then subject to restrictions shall not lapse, such Restricted Shares shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

ARTICLE 8

AWARD OF RESTRICTED SHARE UNITS

8.1 Grant of Restricted Share Units. The Administrator is authorized to grant Awards of Restricted Share Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. A Holder will have no rights of a shareholder with respect to Shares subject to any Restricted Share Unit unless and until the Shares are delivered in settlement of the Restricted Share Unit.

8.2 Vesting of Restricted Share Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate.

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8.3 Settlement and Payment. At the time of grant, the Administrator shall specify the settlement date applicable to each grant of Restricted Share Units, which in any event shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, , in no event shall the settlement date relating to each Restricted Share Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Share Unit vests; and (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Share Unit vests. On the settlement date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited.

8.4 Payment upon Termination of Service. An Award of Restricted Share Units shall be payable only while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Share Unit award may be paid subsequent to a Termination of Service in certain events, including the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9

AWARD OF OTHER SHARE OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

9.1 Other Share or Cash Based Awards. The Administrator is authorized to grant Other Share or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Sub-Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Share or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Share or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

9.2 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent and at such

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time that the vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights. Notwithstanding the foregoing and the definition of “Dividend Equivalent”, Dividend Equivalents payable with respect to RSUs granted to a Canadian Employee shall be payable in Shares; and all other Dividend Equivalents granted by the Administrator to a Canadian Employee, whether alone or in tandem with another Award, shall be treated under the Plan and the Sub-Plan as an Award that is separate and distinct from any other Award held or acquired at any time by the Canadian Employee.

ARTICLE 10

ADDITIONAL TERMS OF AWARDS

10.1 Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Sub-Plan shall be made, including, without limitation: (a) cash, wire transfer of immediately available funds or check, (b) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (c) other form of legal consideration acceptable to the Administrator in its sole discretion, or (d) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Sub-Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Sub-Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2 Tax Withholding.

(a)

The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, provincial, territorial, local and foreign taxes (including any source deductions or similar amounts) required by Applicable Law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Sub-Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award. The number of Shares that may be so withheld shall be limited to the number of Shares that have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdiction for federal, state, provincial, territorial, local and

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foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, for tax withholding obligations due in connection with a broker-assisted cashless Option or Share Appreciation Right exercise involving the sale of Shares to pay the Option or Share Appreciation Right exercise price or any tax withholding obligation. For greater certainty, it is the responsibility of the Holder to complete and file any tax returns that may be required under Applicable Laws within the periods specified in those laws as a result of the Holder’s participation in the Sub-Plan or any Award. Notwithstanding any other provision of the Sub-Plan, a Holder shall be solely responsible for all tax withholding obligations arising as a result of the Holder’s participation in the Sub-Plan or any Award.

(b)

Regardless of any action the Company or a Subsidiary takes with respect to satisfying its obligations to withhold any or all statutorily prescribed amounts, including income tax (including foreign, federal, provincial, and local tax), Canada Pension Plan (“CPP”) contributions, any payroll tax, payment on account, or other items or amounts related to a Canadian Participant’s participation in the Sub-Plan and legally applicable to a Canadian Participant (“Withholding Taxes”), the ultimate liability for all Withholding Taxes legally due by any Canadian Participant is and remains the Canadian Participant’s responsibility and may exceed the amount actually withheld by the Company and/or Subsidiary. Neither the Company nor any Subsidiary (i) makes any representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of rights under the Sub-Plan, including but not limited to, the grant, vesting, exercise of the right, the issuance of Shares upon exercise, the subsequent sale of Shares acquired pursuant to the exercise of the right and the receipt of any dividends, and (ii) commits to and is under no obligation to structure the terms of the grant or any aspect of the rights under the Sub-Plan to reduce or eliminate a Canadian Participant’s liability for Withholding Taxes or achieve any particular tax result. Further, if a Canadian Participant has become subject to tax in more than one jurisdiction, the Company and/or a Subsidiary (or former employer, as applicable) may be required to withhold or account for Withholding Taxes in more than one jurisdiction. Prior to any relevant taxable or tax withholding event, as applicable, a Canadian Participant will pay or make adequate arrangements satisfactory to the Company and/or a Subsidiary to satisfy all Withholding Taxes in accordance with the terms of the Sub-Plan.

10.3 Tax Liability. A Canadian Participant or (or the Canadian Participant’s estate as the case may be) shall be accountable for any income tax that is chargeable on any assessable income deriving from grant, exercise or other dealing in any Awards granted pursuant to the Sub-Plan. The Company or any Subsidiary shall remit the taxes paid or withheld in accordance with the Sub-Plan) to the Receiver General or such other person as required by, and in accordance with, the provisions of the ITA, and any other federal or provincial legislation that requires the Company or any Subsidiary to withhold tax or other amounts in respect of the exercise of an Option or the settlement of an Award, for the benefit of the Canadian Participant on behalf of whom such tax is remitted. Accordingly, the Company or a Subsidiary shall ensure such amounts are reported on the Canadian Participant’s T4 or other tax information slips as required.

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10.4 Awards are Non-Assignable and Non-Transferable. Notwithstanding any provision of the Sub-Plan to the contrary, each Award is personal to a Holder that is a Canadian Participant and is non-assignable and non-transferable. No Award granted under the Sub-Plan shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of by a Holder that is a Canadian Participant, whether voluntarily or by operation of law, otherwise than by testate succession, will or the laws of descent and distribution, and any attempt to do so will cause such Award to terminate and be null and void. During the lifetime of a Holder that is a Canadian Participant, an Award shall be exercisable or capable of settlement only by the Holder and, upon the death of a Holder, the person to whom the rights shall have passed by testate succession or by the laws of descent and distribution may exercise any Award in accordance with the applicable provisions of the ITA and, in particular, section 7 thereof.

10.5 Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

10.6 Conditions to Issuance of Shares.

(a)

The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)

All share certificates delivered pursuant to the Sub-Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Shares).

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(c)

The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)

Unless the Administrator otherwise determines, no fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down. Notwithstanding the foregoing, fractional Shares with respect to Options and RSUs shall be eliminated by rounding down.

(e)

The Company, in its sole discretion, may (i) retain physical possession of any share certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the share certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a share power, endorsed in blank, relating to such Shares.

(f)

Notwithstanding any other provision of the Sub-Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

10.7 Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the shareholders of the Company, authorize the amendment of any outstanding Option or Share Appreciation Right to reduce its price per Share,.

10.8 Lock-Up Period. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Holders from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during any period determined by the underwriter or the Company. In order to enforce the foregoing, the Company shall have the right to place restrictive legends on the certificates of any securities of the Company held by the Holder and to impose stop transfer instructions with the Company’s transfer agent with respect to any securities of the Company held by the Holder until the end of such period.

10.9 Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.9 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the Company or any of its Subsidiaries and details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the

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implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 11

ADMINISTRATION

11.1 Administrator. The Committee shall administer the Sub-Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Sub-Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Sub-Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

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11.2 Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Sub-Plan in accordance with its provisions. The Administrator shall have the power to interpret the Sub-Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Sub-Plan and any Program as are not inconsistent with the Sub-Plan, to interpret, amend or revoke any such rules and to amend the Sub-Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 or Section 12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Sub-Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3 Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Sub-Plan. Neither the Administrator nor any member or delegate thereof shall have any liability to any person (including any Holder) for any action taken or omitted to be taken or any determination made in good faith with respect to the Sub-Plan or any Award.

11.4 Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Sub-Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a)	Designate Eligible Individuals to receive Awards;

(b)	Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Sub-Plan);

(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)

Determine the terms and conditions of any Award granted pursuant to the Sub-Plan, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

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(e)	Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(f)	Decide all other matters that must be determined in connection with an Award;

(g)	Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Sub-Plan;

(h)	Interpret the terms of, and any matter arising pursuant to, the Sub-Plan, any Program or any Award Agreement;

(i)	Make all other decisions and determinations that may be required pursuant to the Sub-Plan or as the Administrator deems necessary or advisable to administer the Sub-Plan; and

(j)

Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2.

11.5 Decisions Binding. The Administrator’s interpretation of the Sub-Plan, any Awards granted pursuant to the Sub-Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Sub-Plan are final, binding and conclusive on all persons.

11.6 Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

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ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Amendment, Suspension or Termination of the Plan.

(a)

Except as otherwise provided in Section 12.1(b), the Sub-Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.7 and Section 12.10, no amendment, suspension or termination of the Sub-Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b)

Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s shareholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Sub-Plan, or (ii) reduce the price per share of any outstanding Option or Share Appreciation Right granted under the Sub-Plan or take any action prohibited under Section 10.6.

(c)

No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Sub-Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s shareholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Sub-Plan, the applicable Program and the applicable Award Agreement.

12.2 Changes in Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)

In the event of any share dividend, share split, combination or exchange of shares, merger, amalgamation, arrangement, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Company’s shares or the share price of the Company’s shares other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Sub-Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Sub-Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Sub-Plan.

(b)

In the event of any transaction or event described in Section 12.2(a), including, without limitation, a Change in Control, or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Sub-Plan or with respect to any Award under the Sub-Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

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(i)

To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii)

To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the shares of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii)

To make adjustments in the number and type of the Company’s shares (or other securities or property) subject to such Award, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)

To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Sub-Plan or the applicable Program or Award Agreement; provided, however, that, in the event of a Change in Control, the actions contemplated by this Section 12.2(b)(iv) may only be taken to the extent that the successor corporation in a Change in Control does not assume or substitute such Award (or any portion thereof);

(v)	To replace such Award with other rights or property selected by the Administrator; and/or

(vi)	To provide that the Award cannot vest, be exercised or become payable after such event.

(c)	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i)

The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

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(ii)

The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Sub-Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Sub-Plan).

(d)

Notwithstanding any other provision of the Sub-Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, in each case pursuant to this Section 12.2, such Award shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and a Holder incurs a Termination of Service without “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following a Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.

(e)

Notwithstanding any other provision of the Sub-Plan, in the event of a Change in Control, in the event that the successor corporation in a Change in Control does not assume or substitute for an Award (or any portion thereof), the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 12.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f)

For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common shares of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common shares of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Shares in the Change in Control.

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(g)

The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Sub-Plan.

(h)

The existence of the Sub-Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger, amalgamation, arrangement or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase shares or of bonds, debentures, preferred or prior preference shares the rights of which are superior to or affect the Shares or the rights thereof or that are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(i)

In the event of any pending share dividend, share split, combination or exchange of shares, merger, amalgamation, arrangement, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the share price of the Shares including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

12.3 No Shareholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

12.4 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.5 Effect of Plan upon Other Compensation Plans. The adoption of the Sub-Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Sub-Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Sub-Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, shares or assets of any corporation, partnership, limited liability company, firm or association.

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12.6 Compliance with Laws. The Sub-Plan, the granting and vesting of Awards under the Sub-Plan and the issuance and delivery of Shares and the payment of money under the Sub-Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to provincial, state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Sub-Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Sub-Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.7 Titles and Headings, References to Sections of the Code, Exchange Act, ITA or Canadian Securities Laws. The titles and headings of the Sections in the Sub-Plan are for convenience of reference only and, in the event of any conflict, the text of the Sub-Plan, rather than such titles or headings, shall control. References to sections of the Code, the ITA, Canadian Securities Laws or the Exchange Act shall include any amendment or successor thereto.

12.8 Governing Law. The Sub-Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the laws of the Province of Ontario and the federal laws of Canada applicable therein without regard to conflicts of laws thereof or of any other jurisdiction.

12.9 Unfunded Status of Awards. The Sub-Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Sub-Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.10 Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator (and each delegate thereof pursuant to Section 11.6) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Sub-Plan or any Award Agreement and against and from any and all amounts paid by him or her, with the Board’s approval, in satisfaction of judgment in such action, suit, or proceeding against him or her; provided that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf and, once the Company gives notice of its intent to assume such defense, the Company shall have sole control over such defense with counsel of the Company’s choosing. The foregoing right of indemnification shall not be available to the extent that a court of competent jurisdiction in

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a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of the person seeking indemnity giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.11 Relationship to Other Benefits. No payment pursuant to the Sub-Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.12 Expenses. The expenses of administering the Sub-Plan shall be borne by the Company and its Subsidiaries.

12.13 Securities Law Information. Shares acquired pursuant to the Sub-Plan by Canadian Participants are being sold pursuant to an exemption from the requirement that the Company and/or a subsidiary prepare and file a prospectus with the applicable securities regulatory authorities in Canada. There is currently no public market for the Shares in Canada. The Company currently has no intention of filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the Shares to the public, or listing the Shares on any stock exchange in Canada. Accordingly, notwithstanding any provision of the Sub-Plan to the contrary, to be made in accordance with Canadian Securities Laws, any resale of the Shares in Canada must be made under available statutory exemptions from the prospectus requirements or under a discretionary exemption granted by the applicable Canadian securities regulatory authority.

12.14 Currency. Each Holder that is a Canadian Participant understands that, if any amount paid or remitted by the Holder under the Sub-Plan is made in any currency other than U.S. dollars, such amount will be converted to U.S. dollars, as required, on or prior to the date Shares are purchased under the Plan using a prevailing exchange rate in effect at the time such conversion is performed, as determined by the Company or a Subsidiary, as applicable. Each such Holder understands and agrees that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Holder’s currency of payment and the U.S. dollar that may affect the value of the purchase rights granted to the Holder under the Sub-Plan, or of any amounts due to the Holder under the Sub-Plan or as a result of the subsequent sale of any Shares acquired under the Sub-Plan.

12.15 Tax Treatment. It is intended that the Sub-Plan and all Awards will not be or become a “salary deferral arrangement” as defined in the ITA in respect of a Holder that is a Canadian Employee, and that Options and RSUs will be governed by section 7 of the ITA. The Sub-Plan will be construed, administered, and governed in a manner that effects such intent, and the Company and any Subsidiary will not take any action that would be inconsistent with such intent. Notwithstanding the generality of the foregoing or any provision to the contrary in the Sub-Plan (a) no amendment to the Sub-Plan will cause the Sub-Plan or any Awards granted to a Canadian Employee hereunder to be made without the consent of such Holder if the result of such amendment would be to cause any Award to be or become a “salary deferral arrangement” under the ITA, and (b) section 12.2 of the Sub-Plan will only apply with respect to Options and RSUs to the extent that it does not affect the treatment of such Options and RSUs under sections 7 and 110(1)(d) of the ITA.

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12.16 Language Consent. The parties acknowledge that it is their express wish that the Sub-Plan, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

12.17 Severability. If any provision of the Sub-Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Canadian Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Sub-Plan, and the Sub-Plan will be construed and enforced as to such jurisdiction or Canadian Participant as if the invalid, illegal or unenforceable provision had not been included.

* * * * *

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I hereby certify that the foregoing Sub-Plan was duly adopted by the Board of Directors of Li-Cycle Holdings Corp. on August 10, 2021.

/s/ Carl DeLuca

Corporate Secretary

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